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                                                                     Exhibit 8.1

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]



                                                                January 30, 2001


                              BANK ONE Capital V
                              ------------------
                          8.00% Preferred Securities
                          --------------------------



Dear Ladies and Gentlemen:

          We have acted as tax counsel for BANK ONE CORPORATION, a Delaware corporation (the "Company"), BANK ONE Capital V, a Delaware business trust (the "Trust"), Morgan Stanley Dean Witter Co., Banc One Capital Markets, Inc., A.G. Edwards & Sons, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prudential Securities Incorporated, Salomon Smith Barney, Inc., and UBS Warburg LLC, and the several underwriters represented by the foregoing underwriters (the "Underwriters") in connection with the Registration Statement filed on September 29, 2000, the Prospectus dated October 11, 2000, and the Prospectus Supplement dated January 22, 2001 (the "Offering Documents"), for the purpose of selling 12,000,000 (including exercise of the Underwriters' over-allotment option) 8.00% Preferred Securities (the "Preferred Securities") of the Trust.

          The Preferred Securities represent undivided beneficial interests in the assets of the Trust. The Trust's assets will consist of up to $309,278,375 (including exercise of the Underwriters' over-allotment option) aggregate principal amount of 8.00% Junior Subordinated Deferrable Interest Debentures due January 30, 2031, (the "Subordinated Debentures") to be issued by the Company.
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          In connection with this opinion, we have examined the Offering
Documents, the Amended and Restated Declaration of Trust, the Certificate of Trust, the form of the Preferred Securities and Common Securities and specimen certificates thereof, the Preferred Securities Guarantee Agreement and the Common Securities Guarantee Agreement, the Seventh Supplemental Indenture, the executed Underwriting Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

          In our examination, we have assumed that (i) the statements concerning the issuance of the Preferred Securities and Subordinated Debentures referred to in the Offering Documents are true, correct and complete, (ii) the terms of the documents listed in the preceding paragraph will be complied with, (iii) the factual representations made to us by the Company in its letter to us dated as of the date hereof and delivered to us for purposes of this opinion (the "Representation Letter") are true, correct and complete and (iv) any factual representations made in the Offering Documents or the Representation Letter "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. If any of the above described assumptions are untrue for any reason or if the issuance of the Preferred Securities and Subordinated Debentures is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

          Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

     (1) The Trust will be classified as a grantor trust and not as an association subject to tax as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities will generally be considered the owner of an undivided interest in the Subordinated Debentures.

     (2) The Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

     (3) Although the discussion set forth in the Prospectus Supplement under the heading "United States Federal Income Taxation" does not purport
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          to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership, and disposition of Preferred Securities under current law.
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          Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Sale or any other transactions. Our opinion is based upon current statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

          We consent to the filing of this opinion as an exhibit to the Form 8-K to be filed with the Securities and Exchange Commission and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ Cravath, Swaine & Moore


BANK ONE CORPORATION
   1 Bank One Plaza
      Chicago, Il 60607

BANK ONE CAPITAL V
   1 Bank One Plaza
      Chicago, Illinois  60670

Morgan Stanley Dean Witter Co.
Banc One Capital Markets, Inc.
A.G. Edwards & Sons, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Prudential Securities Incorporated
Salomon Smith Barney, Inc.
UBS Warburg LLC

As representatives of the several Underwriters
  c/o Morgan Stanley Dean Witter Co.
   1585 Broadway
      New York, NY 10036